Exhibit (e)(2)

SUPPLEMENT TO

AMENDED AND RESTATED DISTRIBUTION CONTRACT

PIMCO Equity Series VIT

650 Newport Center Drive

Newport Beach, California 92660

July 13, 2015

PIMCO Investments LLC

1633 Broadway

New York, NY 10019

Re: PIMCO EqS Pathfinder Portfolio® (the “Portfolio”)

Dear Sirs:

PIMCO Equity Series VIT (the “Trust”) and PIMCO Investments LLC (the “Distributor”) have entered into an Amended and Restated Distribution Contract, dated November 9, 2010, and amended and restated April 1, 2012 (the “Contract”).

The Trust and the Distributor hereby agree to supplement the Contract to update the Portfolio’s name and the Trust’s address as follows:

i.	all references to the PIMCO EqS Pathfinder Portfolio® are deleted and replaced with the PIMCO Global Dividend Portfolio; and

ii.	all references to the address of the Trust are deleted and replaced with the following:

650 Newport Center Drive

Newport, Beach California 92660

Accordingly, the current Schedule A is replaced with the new Schedule A attached hereto.

SCHEDULE A

Amended and Restated Distribution Contract

between PIMCO Equity Series VIT and

PIMCO Investments LLC

(as of July 13, 2015)

This contract relates to the following Portfolios:

Portfolios:

PIMCO Global Dividend Portfolio

If the foregoing correctly sets forth the agreement between the Trust and the Distributor, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO EQUITY SERIES VIT

By:	/s/ Henrik P. Larsen
Name:	Henrik P. Larsen
Title:	Vice President

ACCEPTED:

PIMCO INVESTMENTS LLC

By:	/s/ Jonathon D. Short
Name:	Jonathon D. Short
Title:	Managing Director